EXHIBIT 99.1

Kroger – Harris Teeter Merger Agreement

Joint Press Release

KROGER AND HARRIS TEETER ANNOUNCE
DEFINITIVE MERGER AGREEMENT

Adds Exceptional Brand with Complementary Footprint of 212 Stores in High-Growth Markets and Transaction is Accretive to Kroger Earnings Per Diluted Share in Year One

Harris Teeter Shareholders to Receive $49.38 Per Share in Cash;

Transaction Valued at Approximately $2.5 Billion

CINCINNATI, OH and MATTHEWS, NC – July 9, 2013 – The Kroger Co. (NYSE: KR) and Harris Teeter Supermarkets, Inc. (NYSE: HTSI) today announced a definitive merger agreement under which Kroger will purchase all outstanding shares of Harris Teeter for $49.38 per share in cash.

The transaction price represents a premium of 33.7% to the Harris Teeter closing share price on January 18, 2013, the day of the first media report that Harris Teeter was evaluating strategic alternatives. The terms of the agreement were approved by the Boards of Directors of both companies.

Harris Teeter brings to Kroger an exceptional brand and complementary base of 212 stores in attractive southeastern and mid-Atlantic markets and in Washington, D.C. The stores are located primarily in high-growth markets, vacation destinations and university communities in North Carolina, Virginia, South Carolina, Maryland, Tennessee, Delaware, Florida, Georgia and the District of Columbia. Harris Teeter also operates distribution centers for grocery, frozen and perishable foods in Greensboro, NC and Indian Trail, NC and a dairy facility in High Point, NC. Harris Teeter had revenues of approximately $4.5 billion for fiscal year 2012.

“We are excited to welcome Harris Teeter to the Kroger family,” said David B. Dillon, Kroger's Chairman and Chief Executive Officer. “Harris Teeter is an exceptional company with a great brand, friendly and talented associates, and attractive store formats in vibrant markets run by a first-class management team. They share our customer-centric approach to everything we do – from store format and merchandising to innovative loyalty programs. This is a financially and strategically compelling transaction and a unique opportunity for our shareholders and associates.

Kroger – Harris Teeter Merger Agreement

Joint Press Release

We look forward to bringing together the best of Kroger and Harris Teeter while continuing to operate and grow the Harris Teeter brands. Together, we can continue to deepen our connections with customers across all of our markets.”

Thomas W. Dickson, Chairman of the Board and Chief Executive Officer of Harris Teeter stated, “Harris Teeter has a long track record of creating shareholder value and this merger is the culmination of those efforts over many years. We are excited about becoming part of The Kroger Co., one of the best food retailers in the U.S. while maintaining the Harris Teeter banner, our management teams, our new store growth plan, our distribution and manufacturing facilities in North Carolina as well as our headquarters in Matthews, NC. As part of Kroger, Harris Teeter will be well equipped to continue to provide our customers outstanding quality and customer service as well as excellent value in an increasingly competitive market.”

Financial Highlights – High Performance Combination

Kroger will finance the transaction with debt. Kroger also intends to assume Harris Teeter’s outstanding debt of approximately $100 million. Consistent with Kroger’s and Harris Teeter’s shared long-term commitment to returning cash to shareholders, Kroger intends to continue its quarterly dividend and share repurchase program while managing free cash flow to reduce the leverage taken on from this merger. Although the ratio will increase at the time the merger closes, Kroger expects to allocate some free cash flow to debt reduction to re-establish and maintain its 2.00 – 2.20 net debt to EBITDA ratio over the next 18-24 months. Kroger is committed to maintaining its current investment grade credit rating.

Including the effect of allocating some free cash flow to debt reduction, Kroger expects net accretion to earnings per diluted share in the range of $0.06 – $0.09 in the first full year after the merger, excluding transition and transaction expenses. Kroger expects to maintain its current 8-11% long-term net earnings per share growth rate off of this higher earnings base.

Kroger expects to achieve annual cost savings of approximately $40 to $50 million over the next three to four years. Much of the savings is expected to come from the benefits of Kroger’s scale.

Kroger – Harris Teeter Merger Agreement

Joint Press Release

Kroger has a strong history of achieving synergy goals. Being patient in achieving those goals reduces the risk of the transaction and sets the stage for sustainable growth.

Operational Profile – Complementary Teams and Operations

Together the company will operate 2,631 supermarkets and employ over 368,300 associates across 34 states and the District of Columbia. Following closing, Harris Teeter will continue to operate its stores as a subsidiary of The Kroger Co. and will continue to be led by key members of Harris Teeter’s senior management team. There are no plans to close stores, and associates will continue to have employment opportunities with both companies. Kroger headquarters will remain in Cincinnati, and Harris Teeter will keep its headquarters in Matthews, NC.

Kroger and Harris Teeter both strive to play a vital role in all of the communities they serve. In 2012, Kroger invested more than $250 million in local communities to provide hunger relief and support for the military and their families, breast cancer awareness programs and more than 30,000 schools and grassroots organizations. Harris Teeter similarly focuses community investments on feeding the hungry, supporting the military, and investing in local schools and community organizations. Harris Teeter’s 2012 donations totaled $9.1 million.

Additional Information

The merger is expected to close following the satisfaction of customary closing conditions including approval by Harris Teeter shareholders and regulatory approval. The transaction includes customary breakup fees.

BofA Merrill Lynch is acting as exclusive financial advisor to Kroger and Arnold & Porter, LLP is acting as legal advisor to Kroger. J.P. Morgan Securities LLC is acting as exclusive financial advisor to Harris Teeter and provided a fairness opinion to its Board of Directors. McGuireWoods LLP is acting as legal advisor to Harris Teeter.

Conference Call Today

Kroger chief financial officer Mike Schlotman will host a conference call for analysts and investors today, July 9, 2013, at 9:00 a.m. (ET) to discuss this announcement in further detail. To join this

Kroger – Harris Teeter Merger Agreement

Joint Press Release

conference call, visit ir.kroger.com. An on-demand replay of the webcast will be available from approximately 11:00 a.m. (ET) today through Tuesday, July 23, 2013.

About Kroger

Kroger, one of the world's largest retailers, employs 343,000 associates who serve customers in 2,419 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry's, King Soopers, QFC, Ralphs and Smith's. The company also operates 784 convenience stores, 322 fine jewelry stores, 1,182 supermarket fuel centers and 37 food processing plants in the U.S. Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 80 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber's Million Dollar Club.

About Harris Teeter Supermarkets

Harris Teeter Supermarkets, Inc. operates a regional chain of 212 supermarkets (147 of which have pharmacies) in eight states primarily in the southeastern and mid-Atlantic United States, and the District of Columbia. Harris Teeter is headquartered in Matthews, N.C.

Additional Information and Where to Find It

This document may be deemed to be solicitation materials in respect of the proposed acquisition of Harris Teeter by Kroger. In connection with the proposed merger transaction, Harris Teeter will file with the SEC and furnish to Harris Teeter’s shareholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. Shareholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Kroger – Harris Teeter Merger Agreement

Joint Press Release

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of Harris Teeter’s filings with the SEC from Harris Teeter’s website at http://www.harristeetersupermarkets.com or by directing a request to: Harris Teeter Supermarkets, Inc., 701 Crestdale Road, Matthews, North Carolina 28105, Attention: Secretary of the Corporation.

Participants in the Solicitation

Harris Teeter and its directors, executive officers and certain other members of management and employees of Harris Teeter may be deemed “participants” in the solicitation of proxies from shareholders of Harris Teeter in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of Harris Teeter in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about Harris Teeter’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended October 2, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on January 4, 2013.

Forward-Looking Statements

This press release contains certain forward-looking statements about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expects,” “will,” “plans,” “intends,” “committed to,” and “is.” Our ability to achieve earnings per share growth rate expectations may be affected by: labor disputes, particularly as the Company seeks to manage health care and pension costs; industry consolidation; pricing and promotional activities of existing and new competitors, including nontraditional competitors, the aggressiveness of competition, and our response to these activities; unexpected changes in product costs; the state of the economy, including interest rates and the inflationary and deflationary trends in certain commodities; the extent to which our customers exercise caution in their purchasing behavior in response to economic conditions as well as fuel and food prices; the number of shares outstanding; the success of our future growth plans; goodwill impairment; changes in government funded benefit programs; volatility in our fuel margins; the effect of fuel costs on consumer spending; the effect of

Kroger – Harris Teeter Merger Agreement

Joint Press Release

prescription drugs going off patent has on our sales and earnings; our expectations regarding our ability to obtain additional pharmacy sales from third party payors; and our ability to generate sales at desirable margins, as well as the success of our programs designed to increase our identical sales without fuel. In addition, any delays in opening new stores, failure to achieve tonnage growth as expected, or changes in the economic climate, could cause us to fall short of our earnings targets. Earnings also may be affected by adverse weather conditions, particularly to the extent that adverse weather conditions and natural disasters disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations, including the cost of transportation; and the benefits that we receive from the consolidation of the UFCW pension plans. Our expectations regarding the accretion to earnings to be generated by the merger, and the timing of that accretion, depends primarily on the factors identified above as well as the synergies that are generated by the merger resulting in cost savings, as well as the accuracy of our modeling that assisted us in determining the appropriate acquisition price. Our expected cost savings from the transaction, as well as the timing of that cost savings, will depend on our ability to integrate Harris Teeter into our organization in a timely fashion, including synergies anticipated by reduction of duplicative systems and processes. Our ability to finance the transaction with debt will depend on stability in the capital markets that will permit us to issue public debt as expected. Our objective to maintain a particular net total debt to EBITDA ratio by allocating free cash flow to debt reduction will be affected by unanticipated increases in net total debt, our inability to generate free cash flow at the levels anticipated, and our failure to generate expected earnings; and the extent to which that ratio will support our current investment grade rating depends on how the rating agencies view our overall financial condition. Our intention to continue our quarterly dividend and share repurchase programs depend primarily on the factors identified above that will generate earnings growth and free cash flow, as well as, with respect to our share repurchase program, the price at which our common shares trade. Our expectation regarding the operation of the Harris Teeter stores will depend on the successful integration of those stores into our organization. The closing of the transaction will be dependent upon approval by Harris Teeter shareholders, receipt of all necessary regulatory approvals or clearances, and the satisfaction or waiver of the conditions to closing. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ

Kroger – Harris Teeter Merger Agreement

Joint Press Release

materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s and Harris Teeter’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

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Media Contacts:
Kroger, Keith Dailey, 513 762-1304; Harris Teeter, John B. Woodlief, 704 844-3100

Investor Contacts:
Kroger, Cindy Holmes, 513 762-4969; Harris Teeter, John B. Woodlief, 704 844-3100